news	UNIT CORPORATION
7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7714

Contact:	David T. Merrill
Chief Financial Officer & Treasurer
(918) 493-7700

For Immediate Release…
January 16, 2006

UNIT CORPORATION ANNOUNCES LOSS OF DRILLING RIG

Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today that its wholly owned subsidiary, Unit Drilling Company, experienced a fire on one of its drilling rigs over the weekend. Unit's rig No. 31, a 600 horsepower drilling rig and one of the company's smaller drilling rigs, experienced a blow out during initial drilling operations at an approximate depth of 800 feet. No personnel were injured although the drilling rig will be a total loss. The company anticipates that part of this loss will be covered by insurance and it will not incur a loss for financial statement purposes as a result of this event. This loss brings the company's current drilling rig fleet to 111. The company expects to replace this drilling rig in approximately 60 days with a drilling rig currently undergoing modifications at one of the company's drilling yards.

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Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and natural gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.